EXHIBIT 99.1

MCF IS NATURAL GAS

www.mcfx.biz

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango Announces Expanded $27.0 Million Bank Credit Facility and

Updates Operations

JUNE 17, 2003 – HOUSTON, TEXAS – Contango Oil & Gas Company (AMEX:MCF) announced that the borrowing base on its existing secured revolving line of credit with Guaranty Bank, FSB has been increased from $23.5 million to $27.0 million effective June 1, 2003. The final maturity has been extended two years to June 29, 2006, with a monthly amortization rate beginning July 1, 2003 of $1.1 million through December 31, 2003 and $670,000 per month thereafter. The current outstanding balance under the revolving line of credit is $19.4 million.

Contango also announced that that the Minerals Management Service (“MMS”) has awarded all five blocks on which it was the high bidder in the Central Gulf of Mexico Lease Sale held March 19, 2003.

Contango’s 33% owned affiliate, Republic Exploration LLC (“Republic”), has been awarded the following lease block:

Block	Republic’s WI	Total Bid
West Cameron 174	100%	$858,800

Contango’s 67% owned affiliate, Contango Offshore Exploration (“COE”), has been awarded the following four lease blocks:

Block	COE’s WI	Total Bid
Vermilion 231	100%	$120,200
Viosca Knoll 161	100%	366,100
Viosca Knoll 167	100%	152,500
Eugene Island 209	100%	138,800

		$777,600

Contango now owns interests in 15 federal lease blocks and one state lease block in the Gulf of Mexico and has expensed $11.4 million on 3-D seismic and related reprocessing costs covering 3,700 blocks offshore in the Gulf of Mexico.

Kenneth R Peak, Contango’s Chairman and Chief Executive Officer said, “Since January, we have drilled 12 wells in south Texas, eight of which have been successful. We anticipate that we will drill another 2 to 4 wells this summer. We are now processing our second south Texas 3-D seismic shoot that was recently completed. If any prospects are identified, we would anticipate beginning drilling on this acreage in the September timeframe. Current production is averaging about 19,000 MMBtu of natural gas and 300 barrels of oil per day. At today’s level of natural gas and crude oil prices, our monthly EBITDAX is in the $2.5 to $3.0 million per month range. Assuming prices continue at today’s levels and given new production from recent discoveries, we expect to be able to maintain our monthly EBITDAX at this $2.5 to $3.0 million per month level through calendar year end 2003.”

Mr. Peak continued, “Our three business segments of onshore exploration, offshore exploration and LNG plant development are all proceeding nicely. We expect our recent offshore discovery and development well at Eugene Island 110 and our offshore discovery at Grand Isle 28 to come on production this summer and begin contributing to EBITDAX in early calendar year 2004. Additionally, there has been a great deal of attention paid lately to the importance of LNG in supplementing future natural gas supply, and we believe our proposed Freeport, Texas LNG terminal is ideally situated for development.”

Contango is a Houston-based, independent natural gas and oil company. The Company explores, develops, produces and acquires natural gas and oil properties primarily onshore in the Gulf Coast and offshore in the Gulf of Mexico. Contango also own a 10% partnership interest in a proposed LNG terminal in Freeport, Texas. Additional information can be found on our web page at www.mcfx.biz.

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company’s current views with respect to future events that involve risks and uncertainties including uncertainties related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in the Company’s publicly available SEC reports. In light of these risks and uncertainties, the forward-looking events described in this release might not occur.

Contango Oil & Gas Company	For information, contact:
3700 Buffalo Speedway, Suite 960	Kenneth R. Peak
Houston, Texas 77098	(713) 960-1901
www.mcfx.biz

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